UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2021

Advanced Energy Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26966	84-0846841
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1595 Wynkoop Street, Suite 800, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(970) 407-6626

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	AEIS	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Amendment to Senior Unsecured Term Loan Facility and Senior Unsecured Revolving Facility

On September 9, 2021, Advanced Energy Industries entered into an agreement to amend its existing credit agreement to extend the term to five years, increase its unsecured Term Loan to $400 million and increase the undrawn revolving line of credit to $200 million under substantially the same terms as the original agreement.  The increased capacity and duration of the amendment provides Advanced Energy additional flexibility for growth, share repurchase and other corporate needs while leveraging the existing debt agreement and financing terms.

Under the agreement, Advanced Energy Industries, Inc., a Delaware corporation (the “Company”), and material domestic subsidiaries of the Company acting as guarantors (the “Guarantors”), entered into Amendment No. 1 to the Credit Agreement (the “Amendment”) that amends that Credit Agreement, dated September 10, 2019, entered into with (i) the Guarantors, (ii) the banks and financial institutions listed in the Credit Agreement, as lenders, (iii) Bank of America, N.A., Bank of the West, and HSBC Bank USA, N.A., as joint lead arrangers and joint book runners, and (iv) Citibank, N.A., as co-manager (the “Credit Agreement”).  The Credit Agreement provided aggregate financing of $500.0 million, consisting of a $350.0 million senior unsecured term loan facility with a term of five years (the “Term Loan Facility”) and a $150.0 million senior unsecured revolving facility with a term of five years (“Revolving Facility”).  Immediately prior to entering into the Amendment, the principal amount outstanding under the Term Loan Facility was $315.0 million.  The Company has not drawn upon the Revolving Facility.

The Amendment (a) increased the commitment under the Term Loan Facility and borrowed $85.0 million, such that the Company’s total principal amount outstanding thereunder is $400.0 million, (b) increased the commitment under the Revolving Facility by $50.0 million for a total of $200.0 million in aggregate, all of which is currently available, (c) revised the amortization schedule for the Term Loan Facility, (d) extended the maturity dates of the Term Loan Facility and Revolving Facility to September 9, 2026 from the original maturity dates of September 10, 2024, (e) added certain LIBOR transition provisions, (f) added a “covenant holiday” provision pursuant to which the current consolidated leverage of 3.00 to 1.00 can be increased to 3.50 to 1.00 for up to two material acquisitions of $150.0 million or greater in purchase price for a period of 12 months after any such acquisition, and (g) provided for other customary changes as more fully set forth in the Amendment. In conjunction with the agreement, Citibank N.A. increased its position to replace Bank of the West.

The foregoing summary of the Amendment and Credit Agreement is not complete and is qualified in its entirety by reference to (1) the Credit Agreement, which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on September 10, 2019, and (2) the Amendment, which is filed as Exhibit 10.2 to this Current Report on Form 8-K, all of which are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1

Credit Agreement, dated September 10, 2019, by and among Advanced Energy Industries, Inc., Bank of America N.A. as the Administrative Agent, Bank of America N.A., Bank of the West and HSBC Bank USA, N.A. as the Joint Lead Arrangers and Joint Book Runners, and Citibank N.A., as the Co-Manager (incorporated by reference to Advanced Energy Industries, Inc.’s Current Report on Form 8-K (File No. 000-26966), filed on September 10, 2019).

10.2

Amendment No. 1 to Credit Agreement, dated September 9, 2021, by and among Advanced Energy Industries, Inc., the guarantors party thereto, Bank of America N.A. as the Administrative Agent, and the lenders party thereto (which includes the marked Credit Agreement as Exhibit A thereto).

104	The cover page from Advanced Energy Industries, Inc. Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Thomas O. McGimpsey
Date: September 9, 2021	Thomas O. McGimpsey
Executive Vice President, Chief Administrative Officer, and Corporate Secretary